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                                                                   Exhibit 10.20
March 18, 2003


Dr. Jack L. Herz
Dr. Ara Chutjian
Dr. Murray Darrach
FemtoTrace, Inc.

Gentlemen:

      This letter sets forth the agreement ("Agreement") of JMAR Technologies, Inc. ("JMAR") and FemtoTrace, Inc. ("FemtoTrace") regarding the design, manufacture and delivery by JMAR of certain prototype versions of the READ Analytical Instrument for the Trace Analysis and Detection of Organic Pollutants, Explosives, Nerve and Blister Agents, Illicit Drugs and Other Contraband ("READ Analytical Instrument").

This Agreement shall be performed in phases as provided below.

1.    Alpha and Beta Units

            a) In order to expedite commencement of the work provided for under this Agreement, upon execution of this Agreement JMAR shall commence work on the initial design tasks for the two Alpha units, up to the point of incurring a total of $50,000 in burdened labor. Unless and until FemtoTrace shall have delivered written authorization to JMAR to proceed with the balance of the work specified under the Agreement, JMAR shall not incur costs in excess of $50,000 and FemtoTrace shall not be obligated to pay any costs in excess of $50,000.

            b) The first phase of this Agreement shall involve the design, manufacture and delivery of two (2) Alpha versions of the READ Analytical Instrument. The specifications of the Alpha units are attached hereto as Exhibit A.

            c) The second phase of this Agreement shall involve the design, manufacture and delivery of two (2) Beta versions of the READ Analytical Instrument. Following completion of acceptance testing for the Alpha units as provided in Section 5 below, there shall be a period of 60 days during which the parties will discuss and agree upon the final specifications of the Beta units, the timeline and tasks related to the assembly and delivery of the Beta units and the designs and other modifications required to be made to the Beta units. Unless FemtoTrace has exercised its right under Section 9(b) to terminate this Agreement, after the parties have reached agreement on the final specifications, timeline, tasks, designs and other modifications for the Beta units and related matters, JMAR shall be obligated to design, manufacture and deliver the two (2) Beta units in accordance with those final specifications and other agreed upon terms and FemtoTrace shall be obligated to
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      purchase those units on the terms set forth herein. If the parties are unable to reach agreement on the final specifications, timeline, tasks, designs and other modifications required for the Beta units, then JMAR shall have no obligation to design, manufacture or deliver the Beta units. Each of the parties shall bear its own costs in negotiating and preparing this Agreement, as well as in discussing and agreeing upon the final specifications of the Beta units, the timeline and tasks related to the assembly and delivery of the Beta units.

            d) Prior to the delivery of the two Alpha units, JMAR shall also provide FemtoTrace with a recommended schedule of spare parts and options to purchase such spare parts and an optional service contract.

2.    Price

            a) This Agreement will be a fixed price, best efforts level of performance contract. The total contract price will be $1,016,780 subject to adjustment for good cause as provided in this Agreement.

            b) The contract price for the delivery of two (2) Alpha units of the READ Analytical Instrument shall be $598,047 subject to change only under Section 8(b) below. The methodology for calculating the contract price for the Alpha units is set forth on Exhibit B-1 hereto.

            c) The contract price for the delivery of two (2) Beta units of the READ Analytical Instrument shall be $418,733 subject to adjustment during the 60 day period after acceptance of the Alpha units by taking into account all agreed upon changes to the design, scope of work and changes in materials. The contract price for the two Beta units shall include the time budgeted by JMAR for evaluation of the performance of the Alpha units after delivery and the final design of the Beta units. The methodology for calculating the contract price for the Beta units is set forth on Exhibit B-1 hereto.

            d) JMAR will permit representatives designated by FemtoTrace, upon reasonable notice and during normal business hours, at FemtoTrace's expense to (a) visit JMAR's Systems Division and inspect the activities being performed in connection with the design and manufacture of the Alpha and Beta units, and (b) examine the financial and other business records of JMAR's Systems Division to confirm the costs and prices for the Alpha and Beta units, as well any adjustments to the pricing required by the Agreement (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom.


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3.    Payment Schedule

            FemtoTrace shall pay the contract price for the Alpha and Beta units in accordance with the schedule set forth on Exhibit C hereto.

4.    Schedule of Work

            a) The tasks to be performed by JMAR related to the design, manufacturing and assembly of the Alpha units, are listed on Exhibit D-1 hereto.

            b) A recommended timeline with specific tasks related to the design and assembly of the Alpha units is attached hereto as Exhibit D-2. The JMAR Program Manager may modify this timeline and list of tasks from time to time as necessary after consultation with FemtoTrace, provided, however, that such modifications must be reasonable and necessary and cannot change the agreed delivery dates.

            c) The parties shall agree upon the tasks and timelines for the two Beta units within the 60 day period after acceptance of the Alpha units.

            d) A series of program reviews will be scheduled, including an Initial Program Review (IPR), Preliminary Design Review (PDR), Critical Design Review (CDR) and a Manufacturing Release Review (MRR) for the Alpha units and a CDR and a MRR for the Beta units. Written weekly reports will be provided by JMAR to FemoTrace describing the progress versus schedule, problems and actions to resolve problems. The parties will hold weekly meetings on the status of the program by telephone conference at a regular time and to be agreed by the parties upon execution of this Agreement. The parties will meet in person as reasonably necessary to effectively complete the work.

5.    Acceptance Testing

            Final acceptance of the Alpha and Beta units by FemtoTrace will consist of the satisfactory completion of a mutually agreed upon final test procedure and the delivery by JMAR of a report that describes the variance of the unit's performance from the product performance specification set forth on Exhibit A hereto.

            FemtoTrace shall, within 45 days of execution of this Agreement, provide to JMAR its acceptance test requirements for Alpha Units. JMAR shall, at least 45 days prior to the scheduled delivery of the initial Alpha Units, provide FemtoTrace with its proposed written acceptance test procedures, subject to FemtoTrace's review and modification prior to delivery. With respect to Beta Units, FemtoTrace will provide test requirements within 30 days after the parties have reached agreement (under Section 6b, below) on Beta specifications, with JMAR to provide its proposed test procedure at least 30 days before delivery of the initial Beta Units.


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6.    Delivery Schedule

            a) The two Alpha units will be delivered to FemtoTrace by JMAR not later than seven (7) months following the date of execution of this Agreement by the parties.

            b) Provided the parties have reached agreement on the final specifications, timeline, tasks, designs and other modifications required for the Beta units by the end of the 60 day period described in Section 1(b) above and provided FemtoTrace shall not have terminated this Agreement pursuant to Section 9(b), the design and manufacture of the two Beta units will commence not later than 30 days after the parties have reached agreement on said matters, with delivery of the Beta units four months after design and manufacture has commenced.

            c) Upon delivery of the Alpha units, JMAR shall also deliver to FemtoTrace all software, including source code, together with all blueprints, specifications, drawings and instructions, sufficient to replicate a fully functioning Alpha unit in all aspects. Upon delivery of the Beta Units, JMAR shall also deliver to FemtoTrace all software, including source code, together with all blueprints, specifications, drawings and instructions, sufficient to replicate a fully functioning Beta unit in all aspects.

7.    Delivery of Additional Alpha or Beta Units

            a) Within the 60-day period after acceptance of the initial Alpha units, the parties will agree on the configuration of any additional Alpha units that FemtoTrace may order in the future. At any time after acceptance of the Alpha Units and up to twenty-four (24) months after execution of this Agreement, upon 45 days advance written notice by FemtoTrace, and after delivery of the first Alpha units, FemtoTrace may order additional Alpha units in the agreed upon configuration at a price based upon the pricing methodology set forth on Exhibit B-2 hereto applied to that configuration. Any changes to that configuration will result in changes in the pricing based on re-application of the pricing methodology. The delivery of such additional Alpha units shall be no longer than 120 days following the order.

            b) Within the 60-day period after acceptance of the initial Beta units, the parties will agree on the configuration of any additional Beta units that FemtoTrace may order in the future. At any time up to twenty-four (24) months after execution of this Agreement, upon 45 days advance written notice by FemtoTrace, and after the delivery of the first Beta units, FemtoTrace may order additional Beta units in the agreed upon configuration at a price based upon the pricing methodology set forth on Exhibit B-2 hereto applied to that configuration. Any changes to that configuration will result in changes in the pricing based on re-application of the pricing methodology. The delivery of such additional Beta units shall be no longer than 120 days following the order.


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      c) From time to time, FemtoTrace may request that JMAR perform other services, such as non-recurring engineering services, or provide other goods not covered by this Agreement. In such event, the price of such goods or services shall be based upon the pricing methodology set forth on Exhibit B-2 hereto.

8.    List of Components; Cost

            a) The pricing of this contract is based upon the specification by FemtoTrace of various commercially available components and subsystems. The components to be used in the READ Analytical Instrument, together with the cost thereof, are listed in Exhibit E hereto. Also listed on Exhibit E are those components that will be supplied to JMAR by FemtoTrace.

            b) In the event that components other than those listed on Exhibit E are used in the Alpha or Beta units, or in the event that the cost of those components have changed, resulting in a change in the cost of the units, the contract price for the Alpha or Beta units shall be increased or decreased, as the case may be, to reflect the change in the cost of the components. JMAR shall provide written confirmation of any increased or decreased component costs to FemtoTrace prior to incurring such changed costs. Labor costs associated with any component changes will not be charged unless the aggregate of all component changes under this Agreement results in substantial and material increased labor. It is agreed that the contract prices for the Alpha and Beta units already include sufficient labor allocations to cover customary minor adjustments to design and components

9.    Termination Provisions

            (a) FemtoTrace shall have the right to terminate this Agreement upon the material breach by JMAR in the performance of its obligations under this Agreement. In order to terminate this Agreement on account of such a breach by JMAR, FemtoTrace shall deliver written notice of termination of this Agreement to JMAR and JMAR shall have failed to cure said breach within 30 days after delivery of said notice.

            (b) FemtoTrace shall have the right to terminate this Agreement within 60 days after its acceptance of the Alpha units if it has not secured sufficient financing to enable it to fund the second phase of this Agreement, by delivering a written notice of termination to JMAR certifying its failure to obtain said financing. If FemtoTrace terminates this Agreement pursuant to this Section 9(b), then it shall be responsible to pay JMAR for its reasonable costs in evaluating the performance of the Alpha units after delivery and in designing the final Beta units. However, JMAR will not incur such costs prior to funding without prior written approval of FemtoTrace and no components or materials for the Beta units will be ordered until FemtoTrace confirms to JMAR that the funding contingency has been met.


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            (c) In the event that the parties have not reached an agreement on the matters set forth in Section 1(b) before the expiration of 60 days after acceptance by FemtoTrace of the two Alpha units, either party may terminate this Agreement by delivery of a notice of termination to the other party with the termination being effective 10 days after delivery of said notice.

10.   Right to Exclusive Negotiation

            Conditioned upon timely and complete performance by JMAR of this Agreement, FemtoTrace agrees to negotiate exclusively with JMAR, for a period of up to 60 days beginning not later than the delivery by JMAR of the Beta units under this Agreement, for the purpose of entering into a further agreement for the development and manufacture of the production version of the READ Analytical Instrument. If the parties have reached an agreement in principle within this period, the period shall be extended an additional 30 days for the purpose of drafting and negotiating definitive agreements. The parties understand that these negotiations will be guided, in part, by the need for FemtoTrace to be able to achieve certain price points and margins for this business. In arriving at the terms and conditions of a production supply agreement, JMAR shall be treated as a contract manufacturer and, as such, the pricing of its manufacturing services under the production supply agreement shall be based upon the pricing methodology set forth on Exhibit B-3 hereto. During this exclusive negotiating period, FemtoTrace will not negotiate for such an agreement with any other supplier.

11.   Intellectual Property Rights

            The intellectual property owned by JMAR and FemtoTrace, respectively, prior to the execution of this Agreement shall not be affected by this Agreement. All intellectual property of any kind, whether patents, trademarks, copyrights, trade secrets or other proprietary materials or information, that is developed in connection with the design and manufacturing activities performed by JMAR under this Agreement will be owned by FemtoTrace. All of the work performed by JMAR under this Agreement will be performed as "work for hire" for FemtoTrace. JMAR will execute such documents (including assignments, licenses, patent applications, registrations, etc.) and take any actions required to fully effectuate FemtoTrace's intellectual property rights under this Agreement; provided, however, that the costs of preparing and prosecuting patent applications and other similar actions to protect FemtoTrace's intellectual property rights shall be borne by FemtoTrace.

            JMAR shall retain rights in any intellectual property developed by JMAR under this Agreement that may be used in the field of semiconductor equipment applications that are not competitive with FemtoTrace's products. FemtoTrace will execute an appropriate form of "grant-back" license to JMAR to enable JMAR to retain such rights.


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            Upon delivery of the first Alpha unit under this Agreement and again upon delivery of the first Beta unit, JMAR and FemtoTrace will conduct intellectual property reviews to identify all intellectual property of any kind that has been developed in connection with JMAR's performance of the Agreement, so that FemtoTrace may take appropriate action to secure its intellectual property rights.

12.   Confidentiality

            JMAR agrees to maintain in confidence and not to disclose to any third party any information or other documentation created in connection with its performance under this Agreement, including without limitation any specifications, plans, drawings, trade secrets, software, source code, manufacturing processes, or inventions. JMAR may disclose confidential information only to employees or agents who have a need to know the confidential information for the purpose of performing JMAR's obligations under this Agreement, and who are bound by an obligation of secrecy, whether written or oral with respect to such information. JMAR will instruct its employees, in written form, of their obligations under this Agreement.

            FemtoTrace may, in its sole discretion, seek positive publicity on certain aspects of the project and JMAR agrees to cooperate reasonably in these efforts upon the request of FemtoTrace.

            JMAR may make such public disclosures regarding the execution of this Agreement as it deems necessary or appropriate to satisfy its obligations as an SEC reporting company, provided that no proprietary information shall be disclosed and, unless a shorter timeframe is required by law, FemtoTrace shall have been given at least five (5) business days to review and comment on such proposed disclosures.

13.   Other Terms and Conditions

      a) Taxes. FemtoTrace shall pay for all sales, use, excise, custom duties, export fees and/or similar taxes caused by or associated with the sale of the products contemplated by this Agreement.

      b) Shipment. Shipments shall be F.O.B. South Burlington, Vermont. FemtoTrace shall be responsible for the payment of all shipping and related expenses unless otherwise agreed to in writing. JMAR shall not be liable for delay or default in performance when such delay or default directly or indirectly results from or is contributed to by circumstances beyond JMAR's control, including, but not limited to, acts of God; war or national emergency; fire; flood; riot; explosion; any labor dispute, difficulty or practice, however caused; or the unavailability of necessary materials despite diligent and timely efforts. The period of any such delays will extend the time of shipment accordingly.

      c) Limited Warranty. JMAR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR


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      PURPOSE OR OTHERWISE, AND JMAR HAS NOT AUTHORIZED ANY OTHER PERSON TO MAKE
      ANY OTHER REPRESENTATIONS OR WARRANTIES OR OTHERWISE SUBJECT JMAR TO ANY OTHER LIABILITY IN CONNECTION WITH THE SALE OF THE READ ANALYTICAL INSTRUMENTS. JMAR'S SOLE AND LIMITED WARRANTY TO FEMTOTRACE IS THAT THE READ UNITS PROVIDED UNDER THIS CONTRACT WILL BE FREE OF MANUFACTURING OR WORKMANSHIP DEFECTS ARISING DIRECTLY FROM THE WORK PERFORMED BY JMAR. THE SOLE REMEDY FOR ANY SUCH DEFECT, FOR A PERIOD OF 180 DAYS FOLLOWING DELIVERY TO FEMTOTRACE ONLY, WILL BE FOR JMAR, IN ITS DISCRETION, TO
      EITHER REPAIR OR REPLACE ANY DEFECTIVE PART OR COMPONENT OF THE READ UNIT.

      Components not of JMAR's manufacture are subject to component manufacturer's standard new product warranties that will be made available to FemtoTrace to the full extent available to JMAR.

      d) Limitation of Liability. JMAR and FemtoTrace shall have no liability to each other for payment of incidental or consequential damages, including, but not limited to, damages due to loss of use, loss of production, or loss of profit or other economic loss as a result of the performance of this Agreement or use and operation of the product, including, but not limited to, defective workmanship or materials or any delay, act, error or omission of JMAR.

      e) Insurance and Indemnity. JMAR and FemtoTrace will each maintain insurance sufficient to cover their own acts and omissions in the performance of this Agreement. JMAR and FemtoTrace shall each hold harmless and indemnify the other against any loss, damage, claim, settlement or judgment arising solely from their own negligence or misconduct.

      Miscellaneous Provisions

      a) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      b) This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings of the parties relating thereto. This Agreement may be amended or supplemented at any time, but only by written agreement of the parties.

      c) This Agreement may be signed in counterparts and signatures may be exchanged by facsimile. When both parties have signed and exchanged facsimile signatures, the Agreement shall be deemed fully executed.


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JMAR TECHNOLOGIES, INC.


By:   /s/ RONALD A. WALROD
      Ronald A. Walrod, Chief Executive Officer

FEMTOTRACE, INC.


By:   /S/ JACK L. HERZ
      Dr. Jack L. Herz, Chief Executive Officer



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